Exhibit 99.1

BROAD STREET REALTY, INC. Update from Michael Z. Jacoby, Chairman of the Board and Chief Executive Officer

BETHESDA, MD, March 9, 2023 /PRNewswire/ — Broad Street Realty, Inc. (OTCQX: BRST)

To all our stakeholders.

Last year at this time, I wrote a similar letter to all our stakeholders. I pointed out our significant 2021 growth and talked about being poised to grow again in 2022. Grow we did: virtually doubling the total assets owned by the company. We remain focused on essential grocery anchored and mixed-use assets throughout the Mid-Atlantic, Southeast and Colorado markets. In the fourth quarter of 2022, we completed our previously announced merger of the 98% leased 187,000 square foot Lamar Station Plaza shopping center and the acquisition of 6575 W. Colfax Avenue, an adjoining property in Lakewood, Colorado. In addition, in the fourth quarter of 2022, we acquired the mixed-use property known as Midtown Row in Williamsburg, Virginia, which is comprised of 240 student housing units (approximately 415,000 square feet) and approximately 64,000 square feet of retail space. Prior to its acquisition, we developed Midtown Row on a fee basis for a related-party joint venture, and we currently manage and lease the retail portions of these buildings. These retail properties are projected to add approximately $2.5 million of annualized base rent (ABR) in 2023, while the residential portion of Midtown Row is expected to generate approximately $8.0 million of base rental revenue in 2023 (based on leases in place as of December 31, 2022). All together, these new acquisitions offer further upside through leasing and are immediately accretive to the company. For more details, please refer to our Form 8-K/A filed on February 9, 2023.

To accomplish this growth, we secured an $80 million preferred equity investment and a $15 million mezzanine loan related to Midtown Row, each from affiliates of Fortress Investment Group LLC ("Fortress"). I believe this investment from a leading, highly diversified global investment manager provides institutional validation of our portfolio, our investment thesis, and our management team. In connection with the acquisition of the Midtown Row asset, we were also able to receive a $76.0 million first lien mortgage from affiliates of Blackstone Inc. ("Blackstone"), another world class real estate investor that believed in our assets and team.

As we look forward to future capital raising, we believe highly respected institutional investors such as Fortress and Blackstone can only help to facilitate similar confidence from other institutional investors that may be interested in investing their capital in Broad Street. We believe a strong institutional investor pool will ultimately provide a much deeper market for our shares and greater liquidity to all our shareholders. Warren Buffet said, “Time is the friend of the wonderful business, the enemy of the mediocre –Our goal is to attract long term owners who, at the time of purchase have no timetable or price target for a sale but plan to stay with us indefinitely. I understand that in the short term, some shareholders want lots of activity in our stock but that can happen only if many of our owners are constantly exiting. At what other kind of organization do leaders cheer when their members run out the door?”

I feel the same as Mr. Buffet, and I for one, have continually increased my personal position in Broad Street by purchasing stock in the open market when I see it trading substantially below what I believe to be our net asset value. In addition, both our Chief Financial Officer, Alex Topchy, and I receive a portion of our compensation in stock. I have yet to sell, nor do I have any near term intention of selling, any shares of my Broad Street stock. I hope all of our shareholders realize that our stock is thinly traded and that, until there is greater liquidity in our stock, the reflected stock price likely will be volatile and may not be reflective of our true value.

With all this good news on growth, I get a regular question from investors, “When will I get a dividend?”. As our largest individual shareholder, I am sorry to say: not in 2023. Why is that?

We have one major headwind in 2023: interest rates. I don’t have to educate any of our stakeholders on the headline news of rising interest rates and inflation. I have no better crystal ball than any other real estate investor, but based on strong signals from the Federal Reserve, interest rates will climb still higher before they are expected to improve. Every forecast I have seen suggests rates will not decline until the fourth quarter of 2023 at the earliest. Unfortunately, we have approximately $95 million of senior loans maturing in 2023 that need to be refinanced, and we expect our cost of senior debt to increase over the rate we currently pay. This increased debt service is one reason we must be conservative with our capital.

In addition, we have a fair amount of required capital expense, tenant improvement allowances and leasing commissions to pay in 2023 and early 2024. While these necessary expenditures help to improve asset value and maintain the condition of our real estate, this is another impactful demand on our capital.

We have no choice but to be conservative with our use of capital in the immediate future.

We are pleased with our continued progress this past year in portfolio occupancy, re-leasing spreads and overall ABR growth. Although we have not announced results for the fourth quarter of 2022 yet and the Midtown Row and Lamar Station Plaza acquisitions did not close until late in the year, these acquisitions have improved the total performance of the portfolio by increasing the leased percentage from 89.1% at the end of 2021 to 90.4% as of the end of 2022. In particular, inline space improved from 81.3% leased to 83.4%, and anchor space improved from 94.2% to 96.3%. A very positive move. In 2022, we completed 45 renewal leases of over 298,058 square feet, and 34 new leases with over 129,744 square feet. The overall spread for both renewals and new leases was 3.4%. The most notable new lease was a 52,706 square foot long-term lease from AutoZone at the Cromwell Field Shopping Center in Glen Burnie, Maryland. We will report actual residential leasing figures for Midtown Row in the 2022 Form 10-K but, as of today, the residential/student housing portion is 99% leased for the 2023-2024 school year. The majority of our portfolio is concentrated towards grocery, essential retail, daily needs, and value-oriented tenants that require customers to physically visit the location to receive goods and services. The benefit of this tenant mix is borne out in our revenue, leasing momentum, and occupancy gains. We will provide additional information in our 2022 Form 10-K, which we expect to file at the end of March.

We are looking forward this year to the re-opening of the famed Casa Bonita at Lamar Station Plaza, which has been closed since the Covid outbreak, hopefully by Cinco de Mayo! We also expect ARC Thrift will re-open its flagship store at Lamar Station Plaza before the end of the second quarter of 2023, after it too was forced to close, not due to Covid, but due to a windstorm over a year ago.

Our fine Broad Street real estate services team offers primarily tenant representation services to both office and retail tenants throughout the Washington, D.C. metro area and the Denver, Colorado markets. In 2022, they successfully represented emerging retail tenants such as Dutch Brothers and office tenants such as Target, Boston University, University of Chicago, Lieberman & Mark, Bassman, Mitchell, Alfano and Leiter Chartered, Encore-Caron Marc LLC and the Healthcare Financial Management Association. They have also had some great recent customer wins that I look forward to sharing later in 2023.

In summary, we had a rewarding 2022. Our extraordinary staff, leadership team and our dedicated Board of Directors have worked very hard to ensure that a stable foundation has been built from which we can now focus on building overall return to our shareholders and partners. We will announce in short order the date of an annual shareholder meeting, likely to be held in June. The first half of 2023 has been and continues to be about successfully executing our strategy for our portfolio for the benefit of our shareholders and our new JV partners at Fortress. Our most important task is completing the aforementioned refinancings. Our company culture has always been a secret ingredient at Broad Street. A final major focus for early 2023 is improving the cultural framework for our extraordinary staff to deliver extraordinary performance. I look forward to sharing much more news this year.

About Broad Street Realty, Inc.

Broad Street Realty, Inc. is a fully integrated and self-managed real estate company that owns, operates, develops, and redevelops primarily essential grocery-anchored shopping centers and mixed-use properties located in densely populated technology employment hubs and higher education centers within the Mid-Atlantic, Southeast and Colorado markets. Broad Street is also a market-leading commercial real estate services firm that delivers cost-effective solutions for office, industrial and retail clients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements include, without limitation, statements about our estimates, expectations, predictions and forecasts of our future business plans and financial and operating performance and/or results, as well as statements of management’s goals and objectives, future acquisitions and other similar expressions concerning matters that are not historical facts. When we use the words “may,” “should,” “could,” “would,” “predicts,” “potential,”

“continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense, we intend to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: the Company’s limited access to capital and its ability to repay, refinance, restructure and/or extend its indebtedness as it becomes due; the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions or investments; adverse economic or real estate developments, either nationally or in the markets in which the Company’s properties are located; changes in financial markets and interest rates, or to the Company’s business or financial condition; the nature and extent of competition; other factors affecting the retail industry or the real estate industry generally; the performance of the Company’s portfolio; the impact of any financial, accounting, legal or regulatory issues or litigation; and other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as otherwise may be required by law, the Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances, or changes in expectations after the date of this press release.